Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Vringo, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-164575, No. 333-178700, No. 333-180493, No. 333-180609, and No. 333-182823) on Forms S-3, and the registration statements (No. 333-181477 and No. 333-182853) on Forms S-8, of Vringo, Inc. and subsidiaries of our reports dated March 16, 2015, with respect to the consolidated balance sheet of Vringo, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Vringo, Inc. and subsidiaries.

Our report on the consolidated financial statements dated March 16, 2015 contains an explanatory paragraph that the Company has suffered recurring losses from operations and negative cash flows from operating activities and may not have sufficient cash or available sources of liquidity to support operating requirements that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

New York, New York

March 16, 2015